Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms F-3 (No. 333-196223 and No. 333-213905), and S-8 (Nos. 333-166315, 333-180368 and 333-183294) of VEON Ltd. (formerly VimpelCom Ltd.) of our report dated April 3, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 20-F for the year ended December 31, 2016 of VEON Ltd. We also consent to the reference to us under the heading “Selected Financial Data” in this Annual Report on Form 20-F.

Amsterdam, April 3, 2017

PricewaterhouseCoopers Accountants N.V.

/s/ F.P. Izeboud RA, CPA

F.P. Izeboud RA, CPA

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